Exhibit 10.2

SUBLEASE

Antigenics Inc., a Delaware corporation, with a place of business at 3 Forbes Road, Lexington, Massachusetts (“Sublessor”), and Cubist Pharmaceuticals, Inc, a Delaware corporation with a place of business at 65 Hayden Avenue, Lexington, Massachusetts 02421 (“Sublessee”), make this Sublease as of July 30, 2010.

Preliminary Statement

Sublessor is the tenant under a Lease dated as of December 6, 2002, by and between Sublessor and BHX, LLC, a Massachusetts limited liability company, as trustee of 3 Forbes Realty Trust, a Massachusetts nominee trust (the “Original Lessor”), as landlord, as amended by: (i) First Amendment to Lease dated August 15, 2003 between Sublessor and Original Lessor, (ii) Second Amendment to Lease dated March 7, 2007 between Sublessor and Original Lessor, (iii) Third Amendment to Lease dated April 23, 2008 between Sublessor and Original Lessor, (iv) Fourth Amendment to Lease dated September 30, 2008 between Sublessor and TBCI, LLC, as successor in interest to Original Lessor (“Lessor”) (collectively, the “Amendments”); and as modified by letter agreement dated July 10, 2006 between Sublessor and Original Lessor (said Lease, as so amended and modified, being hereinafter referred to as the “Lease” is attached hereto as Exhibit A), with respect to premises (the “Premises”) consisting of approximately 161,530 square feet on the first and second floors the Building, which is commonly known as 3 Forbes Road, Lexington, Massachusetts, all as more particularly described in the Lease.

Sublessor desires to sublet to Sublessee, and Sublessee desires to accept from Sublessor, a portion of the Premises consisting of approximately 9,641 rentable square feet of space (“Leasable Square Footage of Subleased Premises”), consisting of a portion of the first floor of the Building as more particularly shown on Exhibit B attached hereto (the “Subleased Premises”), on the terms and conditions set forth in this Sublease. Sublessor represents, warrants and covenants that it has not collaterally assigned its interests in the Lease to any of its lenders or other parties.

Agreement

In consideration of the mutual covenants of this Sublease and other valuable consideration, the receipt and sufficiency of which Sublessee and Sublessor hereby acknowledge, Sublessor and Sublessee agree as follows:

1. Subleased Premises.

Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the Subleased Premises subject to the terms and conditions of this Sublease. Sublessor shall deliver the Subleased Premises to Sublessee in such “AS IS, WHERE IS” condition as exists on the date delivered to Sublessee, broom clean, with the base Building electric, HVAC and plumbing systems serving the Subleased Premises in good working order and repair. Following execution of this Sublease, Sublessor shall demise the Subleased Premises from the balance of the Premises to the extent required by applicable building codes (“Sublessor’s Work”). Upon taking occupancy of the Subleased Premises, Sublessee shall conclusively be deemed to have accepted the Subleased Premises in the condition delivered and to have acknowledged that the same are in good condition and satisfactory to Sublessee in all respects and Sublessor has no obligation to make any improvements to such portion of the Subleased Premises. Sublessee’s failure to notify Sublessor of any problems with the working order and repair of the base Building systems serving the Subleased Premises within thirty (30) days from delivery shall be deemed to be Sublessee’s agreement that Sublessor has satisfied its delivery requirement. Sublessee acknowledges that Sublessor has made no representations or warranties concerning the Subleased Premises or the Building or their fitness for Sublessee’s purposes. The Subleased Premises are leased with the benefit of the non-exclusive right to use in common with others at any time entitled thereto the areas shown on Exhibit B (the “Common Areas”) solely for purposes of access to and egress from the Subleased Premises. Sublessee shall comply with all rules and regulations of Sublessor concerning the use of the Common Areas. Sublessor shall have the right from time to time to change the Common Areas provided Sublessor provides substantially similar access and egress.

2. Term. (a) The term of this Sublease (the “Sublease Term”) shall commence on the latest of (i) the date that Lessor consents to this Sublease in writing, and (ii) August 1, 2010 (the “Commencement Date”) and shall terminate on July 31, 2012 (“Sublease Term Expiration Date”), or such sooner date upon which the Sublease Term may expire or terminate under this Sublease, the Lease or pursuant to law. Promptly following the final determination of the Commencement Date and upon request of Sublessor, Sublessor and Sublessee shall jointly execute a written declaration specifying the actual Commencement Date.

(b) Sublessor shall have an on-going right to terminate the Sublease Term before the Sublease Term Expiration Date with respect to the entire Subleased Premises on five (5) months advance written notice to Sublessee (the “Termination Notice”), but the early termination date may not occur earlier than the 17-month anniversary of the Commencement Date (the “Early Termination Date”). Upon the delivery of the Termination Notice, the Early Termination Date shall be substituted as the Sublease Term Expiration Date, as defined above, and Sublessee shall yield up the Subleased Premises in the condition required hereunder on such date.

(c) Provided that Sublessor has not (i) terminated in accordance with subsection 2(b), and (ii) subleased the Subleased Premises to another party and does not require use of the same for its own operations, upon the mutual agreement of the parties, which agreement must be in writing and signed by both parties on or before the expiration of the then current Sublease Term, the Sublease Term may be extended on a month-to-month basis (but in no event shall the Sublease Term extend beyond the term of the Lease) on the same terms and conditions contained herein. The parties shall use reasonable efforts to notify the other of its desire to so extend the Sublease Term as early as possible before the date that is thirty (30) days prior to the expiration of the then Sublease Term. Sublessee shall yield up the Subleased Premises in the condition required hereunder on the date of termination pursuant to this subsection 2(c).

3. Use. Subject to applicable Legal Requirements, the Subleased Premises may be used only for laboratory (including the use of Hazardous Materials to the extent permitted hereunder and under the Lease), research and development, general office purposes and lawful uses ancillary to any of the foregoing principle uses (the “Permitted Use”). Sublessee shall comply with all Legal Requirements governing or affecting Sublessee’s use of the Subleased Premises, and Sublessee acknowledges that Sublessor has made no representations or warranties concerning whether the Permitted Use comply with such Legal Requirements. Sublessee shall be responsible for obtaining any and all licenses, permits and other authorizations required for Sublessee to use the Subleased Premises for the Permitted Use.

(a) Access. Subject in all events to Sublessor’s rights under this Sublease, the terms and conditions of the Lease, casualty, condemnation, Force Majeure, Legal Requirements or other reason beyond Sublessor’s reasonable control, Sublessor shall not limit Sublessee’s right to access to the Subleased Premises twenty-four (24) hour, seven (7) days a week, fifty-two (52) weeks a year.

(b) Security. Except in the event of an emergency or as otherwise permitted hereunder, the laboratory space within the Subleased Premises shall be accessible only through a key card access system, and Sublessor shall have access to the laboratory space and the office portion of the Sublease Premises only for purposes of performing its obligations under the Lease and this Sublease and for confirming Sublessee’s compliance with its obligations under this Sublease.

(c) Demising Work. Sublessor and Sublessee acknowledge and agree that Sublessor may at some point during the Sublease Term sublease certain office space located outside of and adjacent to the Subleased Premises (the “Adjacent Office Space”), and that prior to such subletting, Sublessor, at Sublessor’s expense, shall demise the Adjacent Office Space from the Subleased Premises in accordance with applicable codes. The parties acknowledge and agree that the Adjacent Office Space is not part of the Subleased Premises and Sublessee covenants and agrees that it has no right to, and shall not, use the Adjacent Office Space during the Sublease Term. In the event that Sublessor demises the Adjacent Office Space, Sublessee agrees to cooperate with Sublessor in order for Sublessor and its agents and contractors to perform the necessary construction and to grant to such parties reasonable access to the Subleased Premises to the extent necessary to perform such construction.

(d) Flammable Permit. Upon receipt of Lessor approval of this Sublease, Sublessee, at its sole cost and expense, shall apply for and diligently pursue until receipt, a flammable permit from the Town of Lexington Fire Department, with limits per classification which Sublessor shall provide. Sublessee shall not be permitted to exceed the stated limits. Sublessee shall supply to Sublessor on an annual basis, commencing on the Commencement Date, an inventory of all chemical classifications and amounts of each, all of which shall be subject to Sublessor’s review and approval, which approval shall not be unreasonably withheld or delayed.

(e) MWRA Permit. Throughout the Sublease Term, Sublessee shall comply with all terms and conditions of Sublessor’s MWRA permit.

4. Monthly Base Rent. Commencing on the Commencement Date, Sublessee shall pay to Sublessor annual base rent (“Base Rent”) of $530,255 payable in monthly installments of $44,187.92, in advance on the first day of each calendar month during the Sublease Term. The first monthly installment of Base Rent for the Subleased Premises shall be delivered to Sublessor by Sublessee upon execution of this Sublease by Sublessee. The Base Rent shall be paid to Sublessor at its offices located at the address set forth in the opening paragraph set forth above, or such other place as Sublessor may designate in writing, in lawful money of the United States of America, without demand, deduction, offset or abatement (except as otherwise provided in the preceding section). All sums due under this Sublease other than Base Rent shall be deemed “Additional Rent”.

5. Operating Costs, Taxes and Utilities.

(a) Sections 4.4, 4.5, 4.6 and 4.7 of the Lease are not incorporated into this Sublease and Sublessee shall have no obligation to pay increases in any costs due under those Sections during the Sublease Term. In addition, Sublessee shall have no obligation to pay for electricity, water or gas consumed in the Subleased Premises payable under the Lease by Sublessor, as tenant under the Lease with respect to the period falling within the Sublease. Notwithstanding the foregoing, Sublessee shall be responsible for providing cleaning and janitorial service to the Subleased Premises at Sublessee’s expense.

(b) Except as otherwise expressly provided in subsection (d) below, Sublessor shall have no responsibility or liability for failure or interruption of any maintenance, repairs or services provided to Sublessee, or for any interruption in utility services to the Subleased Premises, regardless of the cause, nor in any event for any indirect or consequential damages; and failure or omission on the part of Sublessor to furnish any such repairs/maintenance/service/utilities shall not be construed as an eviction of Sublessee, nor render Sublessor liable in damages, nor entitle Sublessee to an abatement of Base Rent or Additional Rent, nor release Sublessee from the obligation to fulfill any of its covenants under this Sublease.

(c) Sublessor shall maintain the base Building HVAC equipment serving the Subleased Premises as of the Commencement Date in good working order and repair such that the Subleased Premises shall be furnished heating and air conditioning through the base Building HVAC equipment twenty-four (24) hours a day, 365 days a year, throughout the Sublease Term. Provided, however, when necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Sublessor are desirable or necessary to be made, or of difficulty or inability in securing supplies or labor, or of strikes, or of any other cause beyond the reasonable control of Sublessor, whether such other cause be similar or dissimilar to those hereinabove specifically mentioned until said cause has been removed, Sublessor reserves the right to interrupt, curtail, stop or suspend the furnishing of said heating and air conditioning. Sublessor shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but, except as expressly provided in this Sublease, there shall be no diminution or abatement of rent or other compensation due from Sublessor to Sublessee hereunder, nor shall this Sublease be affected or any of the Sublessee’s obligations hereunder reduced, and Sublessor shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension.

(d) Sublessee’s Rent Abatement Right. Notwithstanding anything to the contrary in this Sublease contained, if, by reason of the negligence or misconduct of Sublessor or Sublessor’s agents, employees, or contractors, the Subleased Premises, or any portion thereof, shall lack heating and air conditioning through the base Building HVAC equipment so that, for the “Sublessor Service Interruption Cure Period”, as hereinafter defined, the affected portion of the Subleased Premises is rendered untenantable, and if Sublessee ceases to use the affected portion of the Subleased Premises during the entire period of untenantability, then, provided that such untenantability and Sublessor’s inability to cure such condition is not caused by the fault or neglect of Sublessee or Sublessee’s agents, employees or contractors, Sublessee’s obligation to pay Base Rent shall thereafter be abated in proportion to such untenantability until the day such condition is corrected. This shall be Sublessee’s sole remedy at law and in equity. The provisions of this subsection (d) shall not apply in the event of untenantability caused by fire, other casualty, or Taking (see Section 12 below). For the purposes hereof, the “Sublessor Service Interruption Cure Period” shall be defined as five (5) consecutive business days after Sublessor’s receipt of written notice from Sublessee that the Subleased Premises lacks heating and air conditioning through the base Building HVAC equipment and that such condition has caused untenantability in the Subleased Premises (including, where less than all of the Subleased Premises is affected, a description of the portion so affected), except that if the cause of such untenantability or Sublessor’s inability to cure such condition is a cause beyond Sublessor’s reasonable control, the Sublessor Service Interruption Cure Period shall be extended by the period of time that Sublessor is delayed in curing such condition by reason of such cause.

6. Security Deposit. INTENTIONALLY OMITTED.

7. Subordination to Lease.

(a) This Sublease is subject and subordinate to the terms and conditions of the Lease and Sublessor does not purport to convey, and Sublessee does not hereby take, any greater rights in the Subleased Premises than those accorded to or taken by Sublessor as tenant under the Lease. Sublessee shall not cause a default under the Lease or permit Sublessee’s Invitees to cause a default under the Lease. If the Lease terminates before the end of the Sublease Term, Sublessor shall not be liable to Sublessee for any damages arising out of such termination. Pursuant to Section 8.1 (c) of the Lease, Sublessee hereby acknowledges that Lessor has no obligations to Sublessee under the Lease, the Sublease or otherwise.

(b) Except as otherwise specified in this Sublease, all of the terms and conditions of the Lease are incorporated as a part of this Sublease, but all references in the Lease to “Tenant”, “Premises”, “Leasable Square Footage of the Premises”, “Tenant’s Work”, “Lease Term”, “Commencement Date”, “Common Areas”, Permitted Use”, “Tenant’s Parking Allocation”, Base Rent”, “Additional Rent” and “Brokers” shall be deemed to refer, respectively, to Sublessee, Subleased Premises, Leasable Square Footage of the Subleased Premises, Sublessee’s Work, Sublease Term, Commencement Date, Common Areas, Permitted Use, Sublessee’s Parking Allocation, Base Rent, Additional Rent and Brokers, as defined in this Sublease. Capitalized terms used but not defined in this Sublease shall have the meaning ascribed to such terms in the Lease. In the event of a conflict or ambiguity between the provisions of the Lease and the provisions of this Sublease, as between Sublessor and Sublessee the provisions of this Sublease shall govern and control. To the extent incorporated into this Sublease, Sublessee shall perform the obligations of the Sublessor, as tenant under the Lease. Notwithstanding any other provision of this Sublease, Sublessor, as sublandlord under this Sublease, shall have the benefit of all rights, remedies, benefits and limitations of liability enjoyed by Lessor, as the landlord under the Lease, but (i) Sublessor shall have no obligations under this Sublease to perform the obligations of Lessor, as landlord under the Lease, including, without limitation, any obligation to provide services, perform maintenance or repairs, or maintain insurance, and Sublessee shall seek such performance and obtain such services solely from the Lessor; (ii) Sublessor shall not be bound by any representations or warranties of the Lessor under the Lease; (iii) in any instance where the consent of Lessor is required under the terms of the Lease, the consent of Sublessor and Lessor shall be required; and (iv) Sublessor shall not be liable to Sublessee for any failure or delay in Lessor’s performance of its obligations, as landlord under the Lease, nor shall Sublessee be entitled to terminate this Sublease or abate the Base Rent or Additional Rent due hereunder. Upon request of Sublessee, Sublessor shall, at Sublessee’s expense, use commercially reasonable efforts to cooperate with Sublessee in its efforts to cause Lessor to perform its obligations under the Lease, provided, however, if the nature of the breached obligation for which enforcement is sought impacts Sublessor’s ability to operate its business operations at the Premises and Sublessor agrees with Sublessee’s assertion that Lessor has failed to perform its obligations under the Lease, then the cost of the efforts to cause Lessor to perform its obligations under the Lease shall be equitably allocated between Sublessor and Sublessee.

(c) Notwithstanding any contrary provision of this Sublease, the following terms and conditions of the Lease (and all references thereto) are not incorporated as provisions of this Sublease: the following definitions: Base Building Work, Amenities Work, Rights of Extension, BAE, Base Building Plans, Delivery Condition, Effective Date, Extension Term, First Additional Premises, First Expansion Date, Food Service Facility, Initial Term, Landlord’s Restoration Work, Landlord’s Work, Letter of Credit, Original Premises, Partial Completion, Second Additional Premises, Second Expansion Delivery Date, Second Expansion Rent Commencement Date, Substantial Completion, Tenant Improvements Plans, and Tenant’s Restoration Costs; Sections 2.1 through Section 2.5 (b); Section 2.6; Section 2.7 (except that Sublessee will execute a written amendment to the extent required of Sublessor as tenant under Section 2.7); Sections 3.1 and 3.2; Section 3.3 (a); the fourth and fifth sentence of Section 3.3 (b); Section 3.3 (c) and (d); Section 3.4; all of Section 4.1 except the last sentence; Section 4.3; Sections 4.4 through 4.7; Section 4.8; all of Section 5.1 except the first sentence; all references in Section 5.2 to BAE and the Clean Room Operations; Section 6.2; Section 6.6; all reference to “Permitted Alterations” in Section 7.5; Article VIII; the following clause in the first sentence of Section 9.1 (“provided, however, that as a condition to such subordination…so long as no Event of Default exists”); Articles X (except that Sublessee shall have the obligation to restore Sublessee’s Work to the extent Sublessor, as tenant under the Lease, has the obligation to restore Tenant’s Work) and XI; the second and third sentences of Section 12.2 (b); the last sentence of Section 12.5; Sections 12.7, 13.1, 13.8, 13.9 and 13.11; the last two sentences of Section 13.12; the following subsections of Section 14.1: (b)-(i), (q), (s) and (t); Exhibits C, D, E, F, G, H and I; and the Amendments (except to the extent the Amendment amends a particular definition in the Lease) and the modification letter agreement.

(d) Notwithstanding any contrary provision of this Sublease, (i) in any instances where Lessor, as landlord under the Lease, has a certain period of time in which to notify Sublessor, as tenant under the Lease, whether Lessor will or will not take some action, Sublessor, as sublandlord under this Sublease, shall have an additional ten-day period after receiving such notice in which to notify Sublessee, (ii) in any instance where Sublessor, as tenant under the

Lease, has a certain period of time in which to notify Lessor, as landlord under the Lease, whether Sublessor will or will not take some action, Sublessee, as subtenant under this Sublease, must notify Sublessor, as sublandlord under this Sublease, at least five business days before the end of such period, but in no event shall Sublessee have a period of less than five days in which so to notify Sublessor unless the period under the Lease is five days or less, in which case the period under this Sublease shall be one day less than the period provided to Sublessor under the Lease, and (iii) in any instance where a specific grace period is granted to Sublessor, as tenant under the Lease, before Sublessor is considered in default under the Lease, Sublessee, as subtenant under this Sublease, shall be deemed to have a grace period which is ten days less than Sublessor before Sublessee is considered in default under this Sublease, but in no event shall any grace period be reduced to less than five days unless the period under the Lease is five days or less, in which case the period under this Sublease shall be one day less than the period provided to Sublessor under the Lease.

8. Assignments and Subleases. Notwithstanding anything to the contrary in the Lease or this Sublease, any assignment of this Sublease or any sub-sublease of any portion of the Sublease Premises is expressly prohibited. Nothing contained herein shall be deemed to limit or amend the rights of Lessor under Article VIII of the Lease. Any attempt by Sublessee to Transfer the Subleased Premises or the Sublease in violation of this provision shall be void.

9. Insurance. During the Sublease Term, Sublessee shall maintain insurance of such types, in such policies, with such endorsements and coverages, and in such amounts as are set forth in the Lease, including, without limitation, in Section 7.9 of the Lease. All insurance policies shall name Lessor, Sublessor and any other party required by either as additional insureds and shall contain an endorsement that such policies may not be modified or canceled without 30 days prior written notice to Lessor and Sublessor. Sublessee shall obtain a waiver of subrogation for the benefit of Sublessor and Lessor to the extent required of “Tenant” for the benefit of “Landlord” under Section 13.4 of the Lease. Sublessee shall promptly pay all insurance premiums and shall provide Sublessor and Lessor with policies or certificates evidencing such insurance upon Sublessee’s execution of this Sublease and prior to entering the Subleased Premises.

10. Alterations. Notwithstanding any provisions of the Lease incorporated herein to the contrary, Sublessee shall not make any alterations, improvements or installations in the Subleased Premises without in each instance obtaining the prior written consent of both Lessor and Sublessor, which they may grant, withhold or condition in their respective sole discretion. If Sublessor and Lessor consent to any such alterations, improvements or installations, Sublessee shall perform and complete such alterations, improvements and installations at its expenses, in compliance with Legal Requirements and in compliance with Section 7.5 of the Lease and other applicable provisions of the Lease. If Sublessee performs any alterations, improvements or installations without obtaining the prior written consent of both Lessor and Sublessor, Sublessor may remove such alterations, improvements or installations, restore the Subleased Premises and repair any damage arising from such a removal or restoration, and Sublessee shall be liable to Sublessor for all costs and expenses incurred by Sublessor in the performance of such removal, repairs or restoration.

11. Indemnification by Sublessee. Sublessee agrees to protect, defend (with counsel reasonably approved by Sublessor), indemnify and hold Sublessor harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees, (other than those arising solely from any negligence or willful misconduct of Sublessor, Lessor or its agents or employees in or about Subleased Premises or the Common Areas), arising or resulting from: (i) the conduct or management of or from any work or thing whatsoever done in or about the Subleased Premises during the Sublease Term or any period which Sublessee may occupy the same; (ii) any condition arising, and any injury to or death of persons, damage to property or other event occurring or resulting from an occurrence in or about the Subleased Premises during the term hereof; (iii) any breach or default on the part of Sublessee in the performance of any covenant or agreement on the part of Sublessee to be performed pursuant to the terms of this Sublease; (iv) the use by Sublessee and/or any its employees of the Common Areas; or (v) from any negligent act, omission or willful misconduct on the part of Sublessee or any or its agents, employees, licensees, invitees or assignees. The foregoing shall survive the expiration or early termination of this Sublease.

Indemnification by Sublessor. Sublessor agrees to protect, defend (with counsel reasonably approved by Sublessee), indemnify and hold Sublessee harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees, (other than those arising solely from any negligence or willful misconduct of Sublessee or its agents or employees in or about Subleased Premises), arising or resulting from the acts or negligent omissions of Sublessor’s employees, agents or contractors in connection with Sublessor’s access to the Subleased Premises under Section 3 (b) above. The foregoing shall survive the expiration or early termination of this Sublease

12. Casualty and Eminent Domain. In the event of any Taking or damage by fire or other casualty to the Subleased Premises thereby rendering the Subleased Premises wholly or in part untenantable, Sublessee shall acquiesce in and be bound by any action taken by or agreement entered into between Lessor and Sublessor with respect thereto subject to a pro-rated reduction in Base Rent where applicable.

13. Default. In the event of a default by Sublessee in the full and timely performance of its obligations under the Sublease, including, without limitation, its obligation to pay Base Rent or Additional Rent, Sublessor shall have all of the rights and remedies available to “Landlord” under the Lease as though Sublessor were “Landlord” and Sublessee were “Tenant”, including without limitation the rights and remedies set forth in Article XII of the Lease. The foregoing shall survive the expiration or early termination of this Sublease.

14. Brokers. Sublessee represents and warrants that it has not dealt with any broker in connection with the consummation of this Sublease other than Cushman and Wakefield, Inc. and Grubb & Ellis. Sublessee shall indemnify and hold harmless Sublessor against any loss, damage, claims or liabilities arising out of the failure of its representation or the breach of its warranty set forth in the previous sentence.

15. Notices. All notices and demands under this Sublease shall be in writing and shall be effective (except for notices to Lessor which shall be given in accordance with Section 13.3 of the Lease) upon the earlier of (i) receipt at the address set forth below by the party being served, or (ii) two days after being sent to address set forth below by United States certified mail, return receipt requested, postage prepaid, or (iii) one day after being sent to address set forth below by a nationally recognized overnight delivery service that provides tracking and proof of receipt. A notice given on behalf of a party hereto by its attorney shall be deemed a notice from such party.

If to Lessor:	As required under the Lease.

If to Sublessor:	At the address set forth in the opening paragraph of this Sublease,
Attention: Karen Valentine, Esq.

With a copy to:	Joseph R. Torpy
Brennan, Dain, Le Ray, Wiest, Torpy & Garner, P.C.
129 South Street
Boston Massachusetts 02111

If to Sublessee:	At the address set forth in the opening paragraph of this Sublease, and after the Sublease Commencement Date, at the Subleased
Premises.

With a copy to:	General Counsel
Cubist Pharmaceuticals, Inc.
65 Hayden Street
Lexington, Massachusetts 02421

Either party may change its address for notices and demands under this Sublease by notice to the other party.

16. Authority. Sublessor and Sublessee each represent and warrant to the other that the individual(s) executing and delivering this Sublease on its behalf is/are duly authorized to do so and that this Sublease is binding on Sublessee and Sublessor in accordance with its terms. Simultaneously with the execution of this Sublease, Sublessee shall deliver evidence of such authority to Sublessor in a form reasonably satisfactory to Sublessor.

17. Condition Precedent. This Sublease, and the rights and obligations of Sublessor and Sublessee under this Sublease (other than those obligations which arise hereunder prior to the Commencement Date), are subject to the condition that Lessor consent to the subleasing of the Subleased Premises to the extent required under the Lease, and this Sublease shall be effective only upon the receipt by Sublessor of such consent. Sublessee agrees to join such consent if so requested by Lessor in the form requested by Lessor. In the event such consent is not received by that date that is thirty (30) days after execution of this Sublease by both parties, Sublessor shall have the right to rescind its execution of this Sublease, and upon exercise of such right, this Sublease shall be void and the installment of Base Rent which are paid on Sublessee’s execution of this Sublease shall be returned to Sublessee. The parties shall each pay one half of all amounts payable to Lessor under the Lease in connection with Lessor’s review and approval of this Sublease.

18.	Holdover/Surrender.

(a) Upon the expiration of the Sublease Term or earlier termination of this Sublease, Sublessee covenants to quit and surrender to Sublessor the Subleased Premises, broom clean, in such order and condition as is required under the Lease at the expiration of the Lease term, and at Sublessee’s expense, to remove all property of Sublessee. Any property not so removed shall be deemed to have been abandoned by Sublessee and may be retained or disposed of at Sublessee’s expense by Sublessor, as Sublessor shall desire. If Sublessee or any of its property remains on the Subleased Premises beyond the expiration or earlier termination of this Sublease, such holding over shall not be deemed to create any tenancy at will, but the Sublessee shall be a tenant at sufferance only and shall pay rent at a daily rate equal to two times the Rent due under the Lease with respect to the entire Premises, even if the Subleased Premises is less than the entire Premises, and other charges due thereunder and shall, in addition, perform and observe all other obligations and conditions to be performed or observed by Sublessee hereunder. In addition, Sublessee shall indemnify and hold harmless Sublessor from and against any and all liability, loss, cost, damage and expenses suffered or incurred by Sublessor arising out of or resulting from any failure on the part of Sublessee to yield up the Subleased Premises when and as required under this Sublease. The foregoing shall survive the expiration or early termination of this Sublease.

(b) Decommissioning. In addition to the foregoing, or before the Sublease Term Expiration Date, or earlier termination of the Sublease, Sublessee shall:

1.	Adhere to all DEP and EPA regulation (which adherence obligation shall apply throughout the Sublease Term) and to deliver to Sublessor the report of a certified industrial hygienist, approved by Sublessor, stating that he or she has examined the Subleased Premises and found no evidence that the Subleased Premises contains Hazardous Materials in violation of Environmental Laws; and

2.	Provide Sublessor a copy of its most current chemical waste removal manifest, and a certification from Sublessee executed by an officer of Sublessee that no Hazardous Materials or other potentially dangerous of harmful chemicals brought onto the Subleased Premises from and after the date that Sublessee first took occupancy of the Subleased Premises, remain in the Subleased Premises; and

3.	If the results of the reports specified above are not reasonably satisfactory to Sublessor’s Chemical Hygiene Officer (CHO), then Sublessee shall be responsible for correcting or, at Sublessor’s election if the Sublease Term has expired, paying the cost of correcting any unsatisfactory condition indicated by Sublessor. This provision shall survive the expiration or earlier termination of the Sublease Term and failure to comply by the Sublease Term Expiration Date shall be deemed a holdover subject to the terms of subsection 18(a) above.

Sublessor has provided Sublessee with copies of the decommissioning reports resulting from Sublessor’s decommissioning of the biosafety cabinets in the laboratory space in the Subleased Premises, which shall assist in establishing a baseline with respect to the condition in which the Subleased Premises must be returned upon surrender.

19. Parking. During the Sublease Term, Sublessee shall be entitled to the non-exclusive use of Sublessee’s Parking Share (as defined below) of the parking spaces available in the Parking Areas, in common with Sublessor, subject to the following terms and conditions:

(a)	Sublessee shall at all times abide by and shall cause each of Sublessee’s employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (collectively, “Sublessee’s Parties”) to abide by any rules and regulations (“Rules”) for use of the Parking Areas that Sublessor reasonably establishes from time to time, and otherwise agrees to use the Parking Areas in a safe and lawful manner and in accordance with the Sublease and the Lease. Sublessor reserves the right to adopt, modify and enforce the Rules governing the use of the Parking Areas from time to time. Sublessor may refuse to permit any person who violates such Rules to park in the Parking Areas, and any violation of the Rules shall subject the vehicle to removal from the Parking Areas at Sublessee’s expense.

(b)	The parking spaces to which Sublessee has rights hereunder shall be provided on a non-designated “first-come, first-served” basis. Sublessor reserves the right to assign specific spaces, and to reserve spaces for visitors, small cars, disabled persons or for other subtenants or guests, and Sublessee shall not park and shall not allow Sublessee’s Parties to park in any such assigned or reserved spaces. Sublessee acknowledges that the Parking Areas may be temporarily closed entirely or in part in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the Parking Areas, or if required by casualty, strike, condemnation, Force Majeure, Legal Requirements or other reason beyond Sublessor’s reasonable control.

(c)	Sublessee acknowledges that except to the extent caused by the gross negligence or willful misconduct of Sublessor, to the fullest extent permitted by law, Sublessor shall have no liability for any damage to property or other items located in the Parking Areas (including without limitation, any loss or damage to Sublessee’s automobile or the contents thereof due to theft, vandalism or accident), nor for any personal injuries or death arising out of the use of the Parking Areas by Sublessee or any Sublessee’s Parties. Sublessee agrees to look first to its insurance carrier and to require that Sublessee’s Parties look first to their respective property insurance carriers for payment of any property losses sustained in connection with any use of the Parking Areas. Sublessee hereby waives on behalf of its property insurance carriers all rights of subrogation against Sublessor or Sublessor’s agents with respect to Sublessee-owned vehicles.

(d)	Sublessee’s non-exclusive right to park as described in this Section is exclusive to Sublessee and Sublessee’s permitted assignees and sublessees and shall not pass to any other assignee or sublessee without the express written consent of Sublessor. Such consent is at the reasonable discretion of the Sublessor.

(e)	If Sublessee violates any of the terms and conditions of this Section, the Sublessor shall have the right to remove from the Parking Areas any vehicles hereunder which shall have been involved or shall have been owned or driven by parties involved in causing such violation, without liability therefor whatsoever, but otherwise in accordance with applicable Legal Requirements. In addition, Sublessor shall have the right to cancel Sublessee’s right to use the Parking Areas pursuant to this Section upon ten (10) days’ written notice specifying in reasonable detail the reasons therefor, unless within such ten (10) day period, Sublessee cures such default. Such cancellation right shall be cumulative and in addition to any other rights or remedies available to Sublessor at law or equity, or provided under this Sublease.

(f)	“Sublessee’s Parking Share” shall be equal to 2.38 spaces per 1,000 rentable square feet subleased by Sublessee (i.e., 23 spaces).

20. Signage. Subject to the terms and conditions of the Lease and all Legal Requirements, at its sole cost and expense, Sublessee shall have the right to install signage of its corporate logo at the Animal Dock (as referenced below), on the entrance door to the Subleased Premises and within the Subleased Premises. The specifications of any permitted signage shall be subject to the prior approval of Sublessor, which approval shall not be unreasonably withheld, and of Lessor.

21. Furniture and Lab Equipment. At no additional cost to Sublessee except as expressly set forth in this section below, Sublessee shall have the right to use certain furniture and lab equipment located in the Subleased Premises as more particularly described on Exhibit C attached hereto and incorporated herein (the “Furniture”). Sublessee shall be responsible for the cost of any repair or replacements of the Furniture damaged or destroyed during the Term of the Sublease or otherwise not returned to Sublessor at the end of the Sublease. Sublessee acknowledges and agrees that the Furniture is in good condition and agrees to return the same in such condition at the end of the Term of the Sublease, subject only to reasonable wear and tear. Sublessee shall indemnify, defend and hold harmless Sublessor from all loss, claim, liability, damage or cost arising out of damage to person or property related to the use, condition or repair of the Furniture. Sublessor shall remove any equipment and furniture not described on Exhibit C prior to the Commencement Date.

22. Loading Dock. Sublessee shall have the right to use the loading dock at the Building commonly referred to as the “Animal Dock.” Sublessee shall be responsible to repairing, at its costs, any damage caused to such loading dock by the use of Sublessee.

23. Not an Offer. The submission of an unsigned copy of this Sublease to Sublessee for Sublessee’s consideration does not constitute an offer to sublease the Subleased Premises. This Sublease shall become binding only upon the execution and delivery of this Sublease by Sublessor and Sublessee, subject to “Condition Precedent” Paragraph above.

24. No Offset; Independent Covenants; Waiver. Base Rent and Additional Rent (collectively, “Rent”) shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein. Sublessee waives all rights (i) to any abatement, suspension, deferment, reduction or deduction of or from Rent, except to the extent otherwise expressly set forth herein, and (ii) to quit, terminate or surrender this Sublease or the Subleased Premises or any part thereof, except as expressly provided herein. SUBLESSEE HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF SUBLESSEE HEREUNDER SHALL BE SEPARATE AND INDEPENDENT COVENANTS AND AGREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS AND THAT THE OBLIGATIONS OF SUBLESSEE HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY OR PERFORM THE SAME SHALL HAVE BEEN TERMINATED PURSUANT TO AN EXPRESS PROVISION OF THIS SUBLEASE. SUBLESSOR AND SUBLESSEE EACH ACKNOWLEDGES AND AGREES THAT THE INDEPENDENT NATURE OF THE OBLIGATIONS OF SUBLESSEE HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTED COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS SUBLEASE, AND THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED NEGOTIATION DURING WHICH BOTH SUBLESSOR AND SUBLESSEE WERE REPRESENTED BY COUNSEL SKILLED IN NEGOTIATING AND DRAFTING COMMERCIAL SUBLEASES IN MASSACHUSETTS, AND THAT THE ACKNOWLEDGEMENTS AND AGREEMENTS CONTAINED HEREIN ARE MADE WITH FULL KNOWLEDGE OF THE HOLDING IN WESSON V. LEONE ENTERPRISES, INC., 437 MASS. 708 (2002). SUCH WAIVER AND ACKNOWLEDGEMENTS BY SUBLEASE ARE A MATERIAL INDUCEMENT TO SUBLESSOR ENTERING INTO THIS SUBLEASE.

25.	ANTI-TERRORISM REPRESENTATIONS

Sublessee represents and warrants to Sublessor that:

(a)	Sublessee is not, and shall not during the Sublease Term become, a person or entity with whom Sublessor is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto, including, without limitation, persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List (collectively, “Prohibited Persons”); and

(b)	Sublessee is not currently conducting any business or engaged in any transactions or dealings, or otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises; and

(c)	Sublessee will not in the future during the Sublease Term engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Subleased Premises.

26. CAFETRIA AND FITNESS. For so long as the same exist as part of the Premises, Sublessee and its employees shall have the right to use the cafeteria room and fitness center, provided that (i) no employee of Sublessee may use the fitness center until such employee executes Sublessor’s form of waiver of liability, and (ii) all use of either area shall be subject to such reasonable rules and regulations as Sublessor may enact. Sublessee acknowledges and agrees that Sublessor shall have no obligation to continue the use of such areas through the Sublease Term and that Sublessor may terminate such use for any reason or no reason without liability of Sublessor. To the maximum extent permitted by law, Sublessee waives all claims against Sublessor arising out of the use, maintenance and operation of the cafeteria room and fitness center.

IN WITNESS WHEREOF, Sublessor and Sublessee execute this Sublease as of the date first written above.

CUBIST PHARMACEUTICALS, INC.		ANTIGENICS INC.

By:	/s/ Steven C. Gilman, PhD	By:	/s/ John Cerio
Name: Steven C. Gilman, PhD		Name: John Cerio
Title: CSO/SVP Discovery & Non-Clinical Dev		Title: Vice President Human Resources

Exhibit A

“Lease”

Exhibit B

“Subleased Premises”

&

“Common Areas”

Exhibit C

“Furniture & Lab Equipment”